EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE
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                                              Six Months         Quarter Ended
                                                 June 30        June 30
                                             1996     1995    1996      1995
INCOME ($ thousands)
Net income                                $33,609  $43,900  $17,109   $28,550
Preferred dividend requirements             2,548    2,657    1,273     1,327
Earnings available to common and common
  equivalent shares - Primary              31,061   41,243   15,836    27,223

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                           478      497      238       247
        Series 1990                         2,070    2,160    1,035     1,080
Tax benefit on preferred ESOP dividend
    eliminated due to conversion into common (683)    (646)    (333)     (314)
Tax benefit on ESOP dividend assuming con-
    version to common,
    at common dividend rate                   330      250      161       122
Earnings available for
 common and common equivalent
   shares - Diluted                       $33,256  $43,504  $16,937   $28,358

SHARES (thousands)
Weighted average number
   of shares outstanding
   during the period                      37,364    36,680   37,471    36,754
Shares issuable on exercise of stock options
   less shares repurchaseable from proceed   491       488      510       478
Common and Common Equivalent Shares -
     Primary                              37,855    37,168   37,981    37,232

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988           956       992      950       988
   8% Callable Cumulative Voting Convertible
      Preferred Stock, Series 1990         3,911     4,160    3,860     4,132
Common and Common Equivalent Shares -
      Diluted                             42,722    42,320   42,791    42,352

Earnings per Share:
  Primary
      Income from continuing operations     $.82     $.66      $.42      $.32
      Income from discontinued operations    .00      .45       .00       .41
      Net income                            $.82    $1.11      $.42      $.73

  Diluted
      Income from continuing operations     $.78     $.63      $.40      $.31
      Income from discontinued operations    .00      .40       .00       .36
      Net income                            $.78    $1.03      $.40      $.67
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